EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator
Consolidated Graphics, Inc. Employee 401(k) Savings Plan:
We consent to the incorporation by reference in the Registration Statement of Consolidated Graphics, Inc. on Form S-8 (No. 333-18435) of our Report dated June 27, 2007, on our audit of the Statements of Net Assets Available for Benefits of the Consolidated Graphics, Inc. Employee 401(k) Savings Plan as of December 31, 2006 and 2005, and related Statements of Changes in Net Assets Available for Benefits for the years then ended, and required supplemental schedules of the Consolidated Graphics, Inc. Employee 401(k) Savings Plan as of and for the years ended December 31, 2006 and 2005, which report is included in this Annual Report on Form 11-K of the Consolidated Graphics, Inc. Employee 401(k) Savings Plan.
Ham, Langston & Brezina, L.L.P.
Houston, Texas
June 27, 2007